Press Contact: K.C. Kavanagh
Starwood Hotels & Resorts
914.640.8339

STARWOOD HOTELS SIGNS AN AGREEMENT TO SELL BLISS SPAS
TO STEINER LEISURE FOR $100 MILLION

WHITE PLAINS, N.Y. – November 2, 2009 – Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) announced today that the company has signed an agreement to sell the Bliss spa and product company to Steiner Leisure Limited (Nasdaq:STNR) for $100 million.  As part of the transaction, Bliss and Remede spas and amenities will remain exclusive to Starwood in the hotel category at W Hotels and St. Regis Hotels respectively.

            “This sale is illustrative of our long term strategy to focus purely on our growing and increasingly global hospitality business,” said Frits van Paasschen, President and CEO of Starwood.  “At the same time, we are delighted that we will continue our business relationship with Bliss, which has provided a distinct point of view to our amenities and spas in our W and St. Regis hotels.”

            This agreement is in addition to the purchase and sale agreements signed during the third quarter for expected cash consideration of approximately $125 million.  The sales of these other non-core assets are also expected to close during the fourth quarter of this year, subject to customary closing conditions.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 982 properties in more than 100 countries and 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Four Points® by Sheraton, aloft(SM), and element(SM). Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions, including the duration and severity of any global or regional economic downturns, the availability of financing alternatives at acceptable terms, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Further, there can be no assurance that agreements will be entered into for the hotels in the Company’s pipeline and, if entered into, the timing of any agreement and the opening of the related hotel. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.